Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933 Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2016 FOURTH QUARTER AND FULL YEAR RESULTS
AND 2017 SHARE REPURCHASE AUTHORIZATION

GRAND RAPIDS, Mich., Jan. 26, 2017 - Independent Bank Corporation (Nasdaq: IBCP) reported fourth quarter 2016 net income of $5.9 million, or $0.27 per diluted share, versus net income of $5.6 million, or $0.25 per diluted share, in the prior-year period.

For the year ended Dec. 31, 2016, the Company reported net income of $22.8 million, or $1.05 per diluted share.  This compares to net income of $20.0 million, or $0.86 per diluted share, in 2015.

The fourth quarter of 2016 was highlighted by:

•	5.1% and 8.0% increases in net income and diluted earnings per share, respectively, over the year ago quarter.
•	Further growth in loan balances (excluding payment plan receivables), which increased $32.1 million (representing an 8.1% annualized rate) during the quarter.
•	Further growth in total deposit balances, which increased $18.8 million (representing a 3.4% annualized rate) during the quarter.
•	Expansion of the Company’s mortgage banking business, with new loan production offices opened in Ann Arbor, Brighton, Troy, and Traverse City, Michigan and in Columbus, Ohio.
•	Payment of a ten cent per share dividend on Nov. 15, 2016.
•	Execution of an agreement to divest the Company’s payment plan processing business.
•	Settlement of a litigation matter.

The Company’s full year 2016 results were highlighted by:

•	13.7% and 22.1% increases in net income and diluted earnings per share, respectively, over the prior year.
•	Total portfolio loan growth (excluding payment plan receivables) of $127.8 million, or 8.6%.
•	A $139.8 million, or 6.7%, increase in total deposits.
•	1,153,136 shares repurchased at a weighted average price of $14.62 per share.
•	A 3.9% increase in tangible book value per share to $11.62 at Dec. 31, 2016.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report solid fourth quarter and full year 2016 results, with diluted earnings per share up 8.0% and 22.1%, over the respective year ago periods.  As we assess all of 2016, we are proud of our many significant achievements, including increased loan and deposit balances as well as growth in revenues and earnings.  We are also excited about the future prospects for our expanded mortgage banking business.  We have opened five additional loan production offices and added approximately 50 new associates.   As we move into 2017, we recognize the importance of improving our performance even further.  As an organization, we are committed to our efforts to continue strong loan and deposit growth as well as improved operating efficiencies.  Reflecting our recent success and our optimism about the future, we are announcing the continuation of our share repurchase program.  Finally, we believe our balance sheet is well positioned to benefit from a higher interest rate environment in 2017.”

Operating Results

The Company’s net interest income totaled $20.3 million during the fourth quarter of 2016, an increase of $0.9 million, or 4.6% from the year-ago period, and an increase of $0.3 million, or 1.3%, from the third quarter of 2016. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.45% during the fourth quarter of 2016, compared to 3.56% in the year-ago quarter and 3.51% in the third quarter of 2016. The increase in net interest income is principally due to an increase in average interest-earning assets.  Average interest-earning assets were $2.37 billion in the fourth quarter of 2016 compared to $2.18 billion in the year-ago quarter and $2.29 billion in the third quarter of 2016.

For the full-year of 2016, net interest income totaled $79.6 million, an increase of $4.7 million, or 6.2% from 2015.  This increase is primarily due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin. Average interest-earning assets totaled $2.28 billion in 2016 compared to $2.11 billion in 2015.  The Company’s net interest margin for all of 2016 decreased to 3.52% compared to 3.58% in 2015. This decrease is primarily due to the prolonged low interest rate environment that has resulted in declining average yields on the Company’s loan portfolio.

Interchange income totaled $2.1 million and $7.9 million for the fourth quarter and full year of 2016, respectively, compared to $1.9 million and $8.5 million, respectively, in the year ago periods.  The decrease in full year interchange income primarily results from lower incentives under the Company’s Debit Brand Agreement.  In addition, although transaction volumes increased for the full year of 2016 versus 2015, interchange income declined, primarily due to a higher mix of debit (PIN-based) versus credit (signature-based) transactions.

Net gains on mortgage loans were $2.8 million in the fourth quarter of 2016, compared to $1.7 million in the year-ago quarter.  For the full year of 2016, net gains on mortgage loans totaled $10.6 million compared to $7.4 million in 2015. The quarterly and full year comparative increases in net gains relate primarily to improved margins on sales and higher mortgage lending and sales volumes due to growth in both purchase money mortgages (reflecting stronger housing activity) as well as in refinance activity (reflecting lower interest rates during parts of 2016) .

Mortgage loan servicing generated income of $2.7 million and $1.3 million in the fourth quarters of 2016 and 2015, respectively.  For all of 2016 and 2015, mortgage loan servicing generated income of $2.2 million and $1.8 million, respectively.  The comparative variances are due primarily to changes in the impairment reserve and in the level of amortization of capitalized mortgage loan servicing rights.  The Company recorded recoveries of previously recorded impairment charges on capitalized mortgage loan servicing rights of $2.4 million and $0.8 million in the fourth quarters of 2016 and 2015, respectively.  Capitalized mortgage loan servicing rights totaled $13.7 million at Dec. 31, 2016 compared to $12.4 million at Dec. 31, 2015.  As of Dec. 31, 2016, the Company serviced approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized.

In Dec. 2016, the Company’s wholly-owned subsidiary, Independent Bank (the “Bank”), reached a tentative settlement regarding litigation initiated against the Bank in Wayne County, Michigan Circuit Court.  This litigation concerned the Bank’s checking account transaction sequencing during a period from Feb. 2009 to June 2011.  Under the terms of the settlement, the Bank has agreed to pay $2.2 million and is also responsible for class notification costs and certain other expenses which are estimated to total approximately $0.1 million.  Although, the Bank denies any liability associated with this matter and believes it has meritorious defenses to the allegations in the complaint, given the costs and uncertainty of litigation, it was determined that this settlement was in the best interests of the organization.

On Dec. 30, 2016, the Company’s wholly-owned subsidiary, Mepco Finance Corporation (“Mepco”) executed an Asset Purchase Agreement (the “APA”) with Seabury Asset Management LLC (“Seabury”).  Pursuant to the terms of the APA, Mepco is selling its payment plan processing business, payment plan receivables, and certain other assets to Seabury, who also is assuming certain liabilities of Mepco.  These assets and liabilities are categorized as “held for sale” in the Company’s Dec. 31, 2016 Consolidated Statement of Financial Condition.  The Company also recorded a $0.3 million loss related to the sale of these assets in the fourth quarter of 2016.  This loss is included in non-interest expenses in the Company’s Consolidated Statements of Operations.  This transaction is expected to close during the first quarter of 2017.  The closing is subject to various conditions, including the ability of Mepco to assign certain specified contracts to Seabury.

Commenting on the litigation settlement and the pending sale of Mepco, President and CEO Kessel stated:  “The settlement of the lawsuit against the Bank avoids ongoing legal expenses and allows us to finally resolve this matter.  Similar claims were made against other financial institutions and, while we know our position concerning this matter had merit, we believe the settlement is in the best interest of the Company and its shareholders.  In addition, we signed an agreement to sell the majority of the assets and the payment plan processing business of Mepco, our Chicago-based subsidiary.  Mepco had become a non-strategic asset during the last few years, and we believe this divestiture will allow us to completely focus on our core community banking business.”

Non-interest expenses totaled $24.9 million in the fourth quarter of 2016, compared to $22.8 million in the year-ago period.  For the full year of 2016, non-interest expenses totaled $90.3 million versus $88.5 million in 2015.  The fourth quarter and full year of 2016 includes $2.3 million and $0.3 million related to the aforementioned litigation settlement and sale of Mepco assets, respectively.  Excluding these two items, the total of all other non-interest expenses in 2016 declined on both a comparative quarterly and full year basis compared to 2015.

The Company recorded an income tax expense of $2.6 million and $10.1 million in the fourth quarter and full-year of 2016, respectively.  This compares to an income tax expense of $2.7 million and $9.4 million in the fourth quarter and full-year of 2015, respectively.  The full year 2016 income tax expense was reduced by a credit of approximately $0.3 million due to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-09 “Compensation – Stock Compensation (718) Improvements to Employee Share-Based Payment Accounting” in the second quarter of 2016.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “Although non-performing assets and loan net charge-offs were up slightly in 2016 as compared to 2015, they remain at modest levels.  In addition, thirty- to eighty-nine day delinquency rates at Dec. 31, 2016 were zero for commercial loans and 0.66% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans (1) by loan type is as follows:

Loan Type	12/31/2016	12/31/2015	12/31/2014
	(Dollars in Thousands)
Commercial	$5,163	$3,572	$4,573
Consumer/installment	907	972	1,595
Mortgage	7,294	6,174	9,056
Payment plan receivables(2)	--	5	14
Total	$13,364	$10,723	$15,238
Ratio of non-performing loans to total portfolio loans	0.83%	0.71%	1.08%
Ratio of non-performing assets to total assets	0.72%	0.74%	0.96%
Ratio of the allowance for loan losses to non-performing loans	151.41%	210.48%	170.56%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	At Dec. 31, 2016, $0.025 million of payment plan receivables that were 90 days or more past due were classified as “held for sale” and not included in the above table.

Non-performing loans increased by $2.6 million since year-end 2015.  The increase in non-performing loans primarily reflects the default of one commercial loan relationship and one mortgage loan relationship in the fourth quarter of 2016.  ORE and repossessed assets totaled $5.0 million at Dec. 31, 2016, compared to $7.2 million at Dec. 31, 2015.  The decrease in ORE during 2016 primarily reflects sales of properties during the year in excess of the inflow of new properties acquired through foreclosure.

The provision for loan losses was an expense of $0.1 million and a credit of $1.7 million in the fourth quarters of 2016 and 2015, respectively.  The provision for loan losses was a credit of $1.3 million and a credit of $2.7 million for all of 2016 and 2015, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans, and loan net charge-offs.  Loan net charge-offs were $1.9 million (0.46% annualized of average loans) in the fourth quarter of 2016, compared to $0.4 million (0.10% annualized of average loans) in the fourth quarter of 2015.  Loan net charge-offs were $1.0 million (0.06% of average loans) and $0.7 million (0.05% of average loans) for all of 2016 and 2015, respectively.  The fourth quarter 2016 increase in loan net charge-offs primarily relates to charge-offs on the aforementioned commercial loan relationship and mortgage loan relationship.  At Dec. 31, 2016, the allowance for loan losses totaled $20.2 million, or 1.26% of portfolio loans, compared to $22.6 million, or 1.49% of portfolio loans, at Dec. 31, 2015.

Balance Sheet, Liquidity and Capital

Total assets were $2.55 billion at Dec. 31, 2016, an increase of $139.9 million from Dec. 31, 2015.  Loans, excluding loans held for sale and payment plan receivables, were $1.61 billion at Dec. 31, 2016, compared to $1.48 billion at Dec. 31, 2015, an increase of 8.6%.

Deposits totaled $2.23 billion at Dec. 31, 2016, an increase of $139.8 million from Dec. 31, 2015.  The increase in deposits is due to growth in checking, savings and time (certificate of deposit) account balances.

Cash and cash equivalents totaled $83.2 million at Dec. 31, 2016, versus $85.8 million at Dec. 31, 2015. Securities available for sale totaled $610.6 million at Dec. 31, 2016, versus $585.5 million at Dec. 31, 2015.  This $25.1 million increase is primarily due to the purchase of asset-backed, municipal and corporate securities during 2016.

Total shareholders’ equity was $249.0 million at Dec. 31, 2016, or 9.77% of total assets.  Tangible common equity totaled $247.0 million at Dec. 31, 2016, or $11.62 per share.  On Jan. 24, 2017, the Company’s Board of Directors declared a quarterly cash dividend on its common stock of ten cents per share.  This dividend is payable on Feb. 15, 2017 to shareholders of record on Feb. 8, 2017.

The capital ratios for the Company’s wholly-owned subsidiary, Independent Bank, remain significantly above the minimum capital ratios required for the Bank to be considered “well capitalized” for regulatory purposes as follows:

Regulatory Capital Ratios	12/31/2016	12/31/2015	Well Capitalized Minimum

Tier 1 capital to average total assets	9.90%	10.23%	5.00%
Tier 1 common equity to risk-weighted assets	13.87%	14.43%	6.50%
Tier 1 capital to risk-weighted assets	13.87%	14.43%	8.00%
Total capital to risk-weighted assets	15.02%	15.69%	10.00%

Share Repurchase Plan

On Jan. 23, 2017, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2017.

Under its 2016 share repurchase plan (which expired on Dec. 31, 2016), the Company repurchased 1,153,136 shares (or approximately 5.2% of its beginning of the year outstanding common stock) at a weighted average price of $14.62 per share.

The Company intends to accomplish the 2017 repurchases through open market transactions, though the Company could effect repurchases through other means, such as privately negotiated transactions.  The timing and amount of any share repurchases will depend on a variety of factors, including, among others, securities law restrictions, the trading price of the Company's common stock, other regulatory requirements, potential alternative uses for capital, and the Company's financial performance. The repurchase program does not obligate the Company to acquire any particular amount of common stock, and it may be modified or suspended at any time at the Company's discretion. The Company expects to fund any repurchases from cash on hand.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, Jan. 26, 2017.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp170126.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10098379). The replay will be available through Feb. 2, 2017.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31, 2016	December 31, 2015
	(unaudited)
	(In thousands, except share
	amounts)
Assets
Cash and due from banks	$35,238	$54,260
Interest bearing deposits	47,956	31,523
Cash and Cash Equivalents	83,194	85,783
Interest bearing deposits - time	5,591	11,866
Trading securities	410	148
Securities available for sale	610,616	585,484
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,543	15,471
Loans held for sale, carried at fair value	35,946	27,866
Payment plan receivables and other assets held for sale	33,360	-
Loans
Commercial	804,017	748,398
Mortgage	538,615	498,036
Installment	265,616	234,017
Payment plan receivables	-	34,599
Total Loans	1,608,248	1,515,050
Allowance for loan losses	(20,234)	(22,570)
Net Loans	1,588,014	1,492,480
Other real estate and repossessed assets	5,004	7,150
Property and equipment, net	40,175	43,103
Bank-owned life insurance	54,033	54,402
Deferred tax assets, net	32,818	39,635
Capitalized mortgage loan servicing rights	13,671	12,436
Vehicle service contract counterparty receivables, net	2,271	7,229
Other intangibles	1,932	2,280
Accrued income and other assets	26,372	23,733
Total Assets	$2,548,950	$2,409,066

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$717,472	$659,793
Savings and interest-bearing checking	1,015,724	988,174
Reciprocal	38,657	50,207
Time	453,866	387,789
Total Deposits	2,225,719	2,085,963
Other borrowings	9,433	11,954
Subordinated debentures	35,569	35,569
Other liabilities held for sale	718	-
Accrued expenses and other liabilities	28,531	24,488
Total Liabilities	2,299,970	2,157,974

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,258,092 shares at December 31, 2016 and 22,251,373 shares at December 31, 2015	323,745	339,462
Accumulated deficit	(65,657)	(82,334)
Accumulated other comprehensive loss	(9,108)	(6,036)
Total Shareholders’ Equity	248,980	251,092
Total Liabilities and Shareholders’ Equity	$2,548,950	$2,409,066

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2016	2016	2015	2016	2015
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$18,796	$18,597	$18,071	$74,157	$70,930
Interest on securities
Taxable	2,660	2,537	2,277	9,921	7,805
Tax-exempt	390	330	240	1,250	907
Other investments	311	281	278	1,195	1,200
Total Interest Income	22,157	21,745	20,866	86,523	80,842
Interest Expense
Deposits	1,421	1,254	1,048	4,941	4,009
Other borrowings	486	493	465	1,941	1,847
Total Interest Expense	1,907	1,747	1,513	6,882	5,856
Net Interest Income	20,250	19,998	19,353	79,641	74,986
Provision for loan losses	130	(175)	(1,677)	(1,309)	(2,714)
Net Interest Income After Provision for Loan Losses	20,120	20,173	21,030	80,950	77,700
Non-interest Income
Service charges on deposit accounts	3,242	3,281	3,128	12,406	12,389
Interchange income	2,141	1,943	1,930	7,938	8,481
Net gains (losses) on assets
Mortgage loans	2,839	3,556	1,713	10,566	7,448
Securities	261	(45)	(77)	563	20
Mortgage loan servicing, net	2,676	858	1,275	2,222	1,751
Title insurance fees	327	319	282	1,187	1,156
Net gain on branch sale	-	-	-	-	1,193
Other	1,715	1,796	1,811	7,416	7,692
Total Non-interest Income	13,201	11,708	10,062	42,298	40,130
Non-Interest Expense
Compensation and employee benefits	12,667	13,031	12,581	49,579	48,186
Occupancy, net	2,041	1,919	1,970	8,023	8,369
Data processing	1,944	1,971	1,986	7,952	7,944
Furniture, fixtures and equipment	973	990	977	3,912	3,892
Communications	862	670	773	3,142	2,957
Loan and collection	548	568	671	2,512	3,609
Litigation settlement expense	2,300	-	-	2,300	-
Advertising	446	455	783	1,856	2,121
Legal and professional	564	420	661	1,742	2,013
Interchange expense	302	276	266	1,111	1,125
FDIC deposit insurance	197	187	322	1,049	1,366
Credit card and bank service fees	203	203	195	791	797
Loss on sale of payment plan business	320	-	-	320	-
Net (gains) losses on other real estate and repossessed assets	152	263	(7)	250	(180)
Other	1,359	1,576	1,663	5,808	6,251
Total Non-interest Expense	24,878	22,529	22,841	90,347	88,450
Income Before Income Tax	8,443	9,352	8,251	32,901	29,380
Income tax expense	2,588	2,979	2,681	10,135	9,363
Net Income	$5,855	$6,373	$5,570	$22,766	$20,017
Net Income Per Common Share
Basic	$0.28	$0.30	$0.25	$1.06	$0.88
Diluted	$0.27	$0.30	$0.25	$1.05	$0.86

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2016	September 30, 2016	June 30,	March 31,	December 31,
			2016	2016	2015
	(unaudited)
	(dollars in thousands except per share data)
Three Months Ended
Net interest income	$20,250	$19,998	$19,630	$19,763	$19,353
Provision for loan losses	130	(175)	(734)	(530)	(1,677)
Non-interest income	13,201	11,708	9,580	7,809	10,062
Non-interest expense	24,878	22,529	20,895	22,045	22,841
Income before income tax	8,443	9,352	9,049	6,057	8,251
Income tax expense	2,588	2,979	2,611	1,957	2,681
Net income	$5,855	$6,373	$6,438	$4,100	$5,570

Basic earnings per share	$0.28	$0.30	$0.30	$0.19	$0.25
Diluted earnings per share	0.27	0.30	0.30	0.19	0.25
Cash dividend per share	0.10	0.08	0.08	0.08	0.08

Average shares outstanding	21,248,343	21,232,252	21,280,926	21,751,108	22,314,319
Average diluted shares outstanding	21,587,283	21,548,647	21,639,077	22,061,937	22,629,107

Performance Ratios
Return on average assets	0.91%	1.02%	1.06%	0.68%	0.93%
Return on average common equity	9.29	10.20	10.66	6.70	8.80
Efficiency ratio (1)	74.19	70.25	71.27	79.67	76.77

As a Percent of Average Interest-Earning Assets (1)
Interest income	3.77%	3.81%	3.81%	3.90%	3.84%
Interest expense	0.32	0.30	0.29	0.29	0.28
Net interest income	3.45	3.51	3.52	3.61	3.56

Average Balances
Loans	$1,655,222	$1,616,681	$1,577,026	$1,549,789	$1,492,687
Securities available for sale	605,781	593,013	591,648	563,815	598,961
Total earning assets	2,365,517	2,294,644	2,258,536	2,210,586	2,178,624
Total assets	2,549,108	2,482,002	2,447,910	2,420,855	2,385,459
Deposits	2,223,446	2,158,987	2,131,788	2,103,477	2,061,178
Interest bearing liabilities	1,547,856	1,499,932	1,506,335	1,497,584	1,459,837
Shareholders' equity	250,735	248,678	242,800	246,086	251,123

End of Period
Capital
Tangible common equity ratio	9.70%	9.81%	9.99%	9.60%	10.34%
Average equity to average assets	9.84	10.02	9.92	10.17	10.93
Tangible book value per share	$11.62	$11.72	$11.49	$11.22	$11.18
Total shares outstanding	21,258,092	21,227,974	21,315,881	21,261,830	22,251,373

Selected Balances
Loans	$1,608,248	$1,607,354	$1,582,122	$1,538,982	$1,515,050
Securities available for sale	610,616	603,112	599,755	589,500	585,484
Total earning assets	2,355,703	2,347,072	2,264,079	2,285,331	2,187,408
Total assets	2,548,950	2,538,319	2,452,696	2,488,367	2,409,066
Deposits	2,225,719	2,206,960	2,128,292	2,154,706	2,085,963
Interest bearing liabilities	1,553,249	1,528,890	1,497,169	1,530,607	1,473,693
Shareholders' equity	248,980	250,902	246,923	240,792	251,092

(1)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 35%